Exhibit 99.1

CONTACT: Joyce Bremer (investors) IntraBiotics Pharmaceuticals, Inc. (650) 526-6818	FOR IMMEDIATE RELEASE

Ian McConnell (media) WeissCom Partners, Inc. (415) 362-5018

INTRABIOTICS FILES REGISTRATION STATEMENT FOR PUBLIC OFFERING

PALO ALTO, CA, April 14, 2004 — IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today announced the filing with the Securities and Exchange Commission of a registration statement for a proposed public offering of 3,000,000 shares of its common stock. IntraBiotics has also granted the underwriters an option to purchase up to an additional 450,000 shares to cover any over-allotments. All of the shares are being offered by IntraBiotics.

The bookrunning manager for the offering is Deutsche Bank Securities Inc. Piper Jaffray & Co. and Lazard Frères & Co. LLC will also act as managers in the offering.

The preliminary prospectus is not yet available. When available, copies of the preliminary prospectus may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, or from the offices of any of the managing underwriters identified above.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About IntraBiotics
 IntraBiotics Pharmaceuticals, Inc. is focused on the development of novel biopharmaceutical products for the management of serious infections, including those involving multi-drug resistant organisms. IntraBiotics’ product candidate, iseganan, is in clinical development for two indications: ventilator-associated pneumonia, the most common infection occurring in patients in hospital intensive care units, and cystic fibrosis, a disease characterized by chronic, progressive lung infection.

Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks and uncertainties, including investor response to the proposed offering, the trading prices for the common stock of IntraBiotics during the offering period, other conditions in the financial markets and customary closing conditions. Please see IntraBiotics’ filings with the Securities and Exchange Commission for a discussion of other factors that may affect forward-looking information.

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